                                                                   EXHIBIT 99.1

                                [CUMULUS LOGO]

             For Release 8:30 AM Eastern Time, Tuesday May 7, 2002

                               CUMULUS MEDIA INC.

      Q1 PRO FORMA NET REVENUE GROWS 3.3%; Q1 PRO FORMA EBITDA GROWS 30.7%

         ATLANTA, GA, May 7, 2002 - Cumulus Media Inc. (NASDAQ: CMLS) today reported financial results for the three-month period ended March 31, 2002.

         Lew Dickey, Chairman, President and Chief Executive Officer, commented, "We are pleased to report strong performance in Q1 2002 and we see a positive trend line continuing in the second quarter."

         Historical results are attached. Financial highlights (in thousands, except per share data and percentages) are as follows:

                                           THREE MONTHS ENDED MARCH 31,
                                              2002               2001
                                           ---------          ---------
AS REPORTED:
Net revenues                                $ 44,948          $ 44,588
Station operating expenses                    33,439            35,412
Broadcast cash flow (1)                       11,509             9,176
Broadcast cash flow margin (2)                  25.6%             20.6%
EBITDA (3)                                     7,961             5,342

After-tax cash flow (4)                       (3,522)           (7,151)
After-tax cash flow per common share        $  (0.10)         $  (0.20)

SAME STATION RESULTS: (5)
Net revenues                                $ 44,331          $ 43,818
Broadcast cash flow (1)                       11,412             9,230
Broadcast cash flow margin (2)                  25.7%             21.1%

PRO FORMA RESULTS: (6)
Net revenues                                $ 54,224          $ 52,471
Broadcast cash flow (1)                       15,345            12,625
Broadcast cash flow margin (2)                  28.3%             24.1%
EBITDA (3)                                  $ 11,797          $  9,029
EBITDA Margin (7)                               21.8%             17.2%

(1) Broadcast cash flow is defined as operating income before depreciation and amortization, LMA fees, corporate general and administrative expenses and non-cash stock compensation.
(2) Broadcast cash flow margin is defined as broadcast cash flow as a percentage of net revenues.
(3) EBITDA is defined as operating income before depreciation and amortization, LMA fees, and non-cash stock compensation.
(4) After-tax cash flow is defined as net loss attributable to common stockholders plus depreciation and amortization, non-cash deferred income tax expense, and other non-cash or non-recurring items.

(5) Same station results include the 220 stations in 46 markets operated since January 1, 2001.
(6) Pro forma results include the results of all acquisitions and dispositions entered into or consummated during the period, including Aurora Communications and DBBC, as if completed at the beginning of each period presented. As of March 31, 2002 the pro forma totals include 242 stations in 52 markets.
(7)      EBITDA margin is EBITDA as a percentage of net revenues.

RESULTS OF OPERATIONS

         Three Months Ended March 31, 2002 Compared to Three Months Ended March 31, 2001

         Net revenues for the first quarter of 2002 increased $0.4 million to $44.9 million, a 0.8% increase from the first quarter of 2001, primarily as a result of flat local revenues and combined national and network advertising revenues which increased 11.3% over the prior year period, offset by decreases in non-traditional revenue of 62.2% and trade revenue of 7.9% as the Company continues to deemphasize these revenue streams. Station operating expenses decreased $2.0 million to $33.4 million, a decrease of 5.6% over the first quarter of 2001, primarily as a result of the management's intense focus on fixed costs and variable selling expense. Broadcast cash flow (defined as operating income before depreciation and amortization, LMA fees, corporate general and administrative expenses and non-cash stock compensation) increased $2.3 million to $11.5 million, an increase of 25.4% from the first quarter of 2001, for the reasons discussed above.

         On a pro forma basis, which includes the results of all transactions completed during the period as if each were consummated at the beginning of the periods presented, net revenues for the first quarter of 2002 increased $1.8 million to $54.2 million, an increase of 3.3% from the first quarter of 2001. Pro forma broadcast cash flow (defined as operating income (loss) before depreciation, amortization, LMA fees, corporate general and administrative expense, non-cash stock compensation; and excluding Broadcast Software International) increased $2.7 million to $15.3 million, an increase of 21.5% from the first quarter of 2001. Pro forma broadcast cash flow margin (defined as pro forma broadcast cash flow as a percentage of pro forma net revenues) increased to 28.3% for the first quarter of 2002 from 24.1% for the first quarter of 2001.

ACQUISITIONS AND DISPOSITIONS

         On May 6, 2002 the Company signed a Purchase Agreement with Wilks Broadcasting, LLC and Wilks License Co., LLC to acquire the broadcasting and related assets of WSGW-AM, WGER-FM, WTCF-FM, WCEN-FM and WTLZ-FM serving the Saginaw, Michigan market (Arbitron market rank # 129). The purchase price for these assets is approximately $55.6 million, which is expected to represent an 11.8x multiple based upon projected 2002 broadcast cash flow of $4.7 million. Cumulus CEO Lew Dickey remarked, "In this transaction we are acquiring an attractive market cluster that is both strategic and immediately accretive to our shareholders."

         On April 23, 2002, the Company completed the sale of its stations in Columbus, GA to Clear Channel Communications and subsidiaries ("CCU"), which CCU has operated under an LMA agreement since August 2000. As of the closing date, the Company received $4.1 million in cash as final payment on this transaction. The tangible assets of these stations had been conveyed to CCU in a preliminary closing which occurred on October 2, 2000.

         On March 28, 2002 the Company completed the acquisitions of Aurora Communications, LLC, which owns and operates 18 radio stations in Connecticut and New York, and the broadcasting operations of DBBC LLC, which is comprised of 3 radio stations in Nashville, Tennessee. In acquiring Aurora Communications, we issued to the former owners of Aurora Communications (a) 10,551,182 shares of our common stock, consisting of 1,606,843 shares of our Class A Common Stock, and 8,944,339 shares of our non-voting Class B Common Stock, which may be converted into shares of Class A Common Stock on a one-for-one basis, and (b) warrants, exercisable until March 28, 2003, to purchase up to an aggregate of 833,333 shares of our common stock, consisting of warrants for 126,909 shares of Class A Common Stock and 706,424 shares of Class A Common Stock or Class B Common Stock, at an exercise price of $12.00 per share, and the payment of $93.0 million in cash. In acquiring the broadcasting operations of DBBC, we issued to DBBC (a) 5,250,000 shares of our Class A Common Stock and (b) a warrant, exercisable until September 28, 2002, to purchase up to 250,000 shares of Class A Common Stock at an exercise price of $12.00 per share, and we assumed specified liabilities of DBBC and agreed to pay certain expenses, up to an aggregate of $21.0 million.

         On March 28, 2002, the Company also completed the purchase of one broadcast license in Cairo, GA, for approximately $2.1 million in cash. The Company plans to incorporate this station into its Tallahassee, FL station cluster.

         On January 18, 2002, the Company completed the purchase of one radio station license in Temple, TX, from Bell Broadcasting, for $0.4 million.

         On January 4, 2002, the Company completed the purchase of two radio stations in Santa Barbara, CA for $7.1 million, which included $3.8 million in cash paid at close and a note payable for $3.3 million. The Company has operated these two stations for more than two years under an LMA agreement with Engles Enterprises, Inc. Under the terms of the note payable, the Company made a $1.0 million payment during the quarter ended March 31, 2002, with the $2.3 million balance classified as current portion of long term debt on the Company's balance sheet at March 31, 2002. The remaining balance of the note payable was paid in April 2002.

BUSINESS OUTLOOK

         The following statements are forward-looking, and actual results may differ materially. See "Forward-Looking Statements" below. Cumulus Media Inc. undertakes no obligation to update these statements.

         For the second quarter of 2002, the Company expects pro forma net revenues to increase between 2% and 3%, and broadcast cash flow to increase between 10% and 12% over respective pro forma results from the second quarter 2001.

NEW $400 MILLION CREDIT FACILITY

         Concurrently with the completion of the Aurora and DBBC acquisitions on March 28, 2002, the Company completed the arrangement and syndication of a $400.0 million credit facility with J.P. Morgan Securities Inc. and Banc of America Securities, LLC as Joint Arrangers.

         The credit facility is comprised of an undrawn $112.5 million revolving commitment, a $112.5 million term loan and a $175.0 million term loan. The proceeds from the new credit facility, which closed on March 28, 2002, have been used to refinance amounts outstanding under the Company's old credit facility, to fund the respective cash portions of the Aurora and DBBC acquisitions, and to pay fees and expenses associated with both the new credit facilities and the acquisitions.

         On April 30, 2002, the FASB issued Statement of Financial Accounting Standards No. 145 (SFAS No. 145), "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinds SFAS No. 4, which required all gains and losses from the extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. SFAS No. 145 will be effective for fiscal years beginning after May 15, 2002, with early adoption related to the provisions of the rescission of SFAS No. 4 encouraged. The Company has elected to early adopt SFAS No. 145 during the quarter ended March 31, 2002. Accordingly, the company recorded a $6.3 million loss on extinguishment of debt relating to the retirement of the Company's existing credit facility during the quarter ended March 31, 2002 which has been reflected as a component of other income (expense) in the Company's loss from continuing operations.

ADOPTION OF SFAS NO. 142

         On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets", which eliminates the annual amortization of goodwill and certain long-lived assets with indefinite lives such as FCC broadcast licenses. Historically the Company has recorded the majority of the purchase price of radio station acquisitions as FCC broadcast license assets. As of year-end 2001, the Company had recorded, as unamortized values, $632.2 million of FCC broadcast licenses and $156.9 million of goodwill.

         The Company, after consulting with an independent valuation firm, has calculated the estimated fair values of FCC broadcast licenses on a market level basis in accordance with accounting guidance issued by the Emerging Issues Task Force of the Financial Accounting Standards Board and the provisions of SFAS No. 142. As a result of the comparison of the estimated fair values of the FCC broadcast licenses to the book values by market, the Company has taken a charge in the first quarter of $41.7 million, net of taxes, which is reflected as a Cumulative Effect of a Change in Accounting Principle. This non-cash charge will not limit the markets or the Company's ability to generate future cash flows.

         The elimination of amortization of FCC broadcast licenses and goodwill will decrease amortization expense and increase reported earnings, beginning in 2002, by approximately $32.0 million annually. Amortization expense for the first quarter of 2002 was approximately $0.2 million as compared with $8.5 million in the first quarter last year. Assuming SFAS No. 142 was in effect at the beginning of 2001, the net loss before cumulative effect of change in accounting principle would have been $0.8 million, or $0.02 per share, for the first quarter of 2001.

         Upon the adoption of SFAS No.142 on January 1, 2002, as noted in the Company's earnings release for Q4 2001, the amortization of the Company's broadcast licenses has been suspended. In connection with the suspension of amortization of broadcast licenses for book purposes, the reversal of deferred tax liabilities relating to those intangible assets will no longer be assured within the Company's net operating loss carry-forward period. Accordingly, the Company has recorded a non-cash charge to income tax expense effective January 1, 2002 to establish a valuation allowance against the Company's deferred tax assets. This non-cash charge was $57.9 million and is recorded as deferred income tax expense for the three months ended March 31, 2002. The Company has recorded additional deferred tax expense of $4.5 million to establish a valuation allowance against net operating loss carry-forwards generated during the quarter ended March 31, 2002, resulting from amortization of goodwill and broadcast licenses that is deductible for tax purposes, but is no longer amortized in the financial statements

OTHER MATTERS

         As previously disclosed, in the securities class action matter In Re Cumulus Media Inc. Securities Litigation, which was commenced in mid-2000, the parties have executed a Stipulation and Agreement of Settlement pursuant to which plaintiffs agreed to dismiss each claim against the Company and the other defendants in consideration of $13.0 million and the issuance of 240,000 shares of the Company's Class A Common Stock. A hearing to obtain final court approval of the settlement is scheduled for May 16, 2002. The cash portion of the settlement was deposited in an escrow account in November 2001 pursuant to the terms of the Settlement Agreement. The 240,000 shares of Class A Common Stock will be issued by the Company and, with the cash portion, will be distributed to the class members after final court approval of the settlement, all of which is expected to occur in the second quarter of 2002. The Company continues to cooperate in conjunction with an investigation by the Securities and Exchange Commission which we believe relates to certain matters that were the subject of the class action.

FORWARD-LOOKING STATEMENTS

         Statements in this release, including statements relating to the integration of acquisitions and any earnings or revenue projections, are "forward-looking" statements, which are statements that relate to Cumulus Media Inc.'s future plans, revenues, broadcast cash flows, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to political events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cumulus Media Inc.'s filings with the Securities and Exchange Commission, including Cumulus Media Inc.'s Form 10-K for the year ended December 31, 2001. Cumulus Media Inc. assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

         Cumulus Media Inc. is the second largest radio company in the United States based on station count. Giving effect to the completion of all announced pending acquisitions and divestitures, including Aurora Communications, LLC and DBBC L.L.C., Cumulus Media will own and operate 242 radio stations in 52 mid-size and smaller U.S. media markets. The Company's headquarters are in Atlanta, GA, and its web site is www.cumulus.com. Cumulus Media Inc. shares are traded on the NASDAQ under the symbol: CMLS.

         Cumulus Media Inc. will host a teleconference later today at 11:00 a.m. Eastern Time to discuss first quarter results. To access this teleconference live, please visit the company's web site at www.cumulus.com or dial (888) 625-1618 for domestic calls and (312) 470-7418 for international callers. The pass code for the call is CUMULUS. Approximately two hours after completion of the call, a replay can be accessed until 11:59 PM May 14th, 2002. Domestic callers can access the replay by dialing (800) 925-2964. International callers may access the replay by dialing (402) 220-4125.

         FOR FURTHER INFORMATION, PLEASE CONTACT:

         Marty Gausvik              (404) 949-0700
         Daniel O'Donnell           (404) 949-0700

                               CUMULUS MEDIA INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (in thousands, except per share data)

                                                                                    THREE MONTHS ENDED
                                                                                         MARCH 31,
                                                                                   2002             2001
                                                                                ---------         --------
Net revenues:
     Local                                                                      $  38,568         $ 38,596
     National and network                                                           7,394            6,646
     Other revenues, net                                                            3,553            3,723
     Less: agency commission                                                       (4,567)          (4,377)
                                                                                ---------         --------
        Total revenues                                                             44,948           44,588

Costs and expenses:
     Station operating                                                             33,439           35,412
     Depreciation and amortization                                                  4,173           12,284
     LMA Fees                                                                          85            1,014
     Corporate general and administrative
       (excluding non-cash stock compensation expense)                              3,548            3,834
     Non-cash stock compensation expense                                              162               --
                                                                                ---------         --------
Operating income (loss)                                                             3,541           (7,956)
Other income (expense):
     Interest expense                                                              (7,025)          (7,967)
     Interest income                                                                  250              577
     Loss on early extinguishment of debt                                          (6,291)              --
     Other income (expense), net                                                   (1,194)          16,248
                                                                                ---------         --------

Income (loss) before income taxes                                                 (10,719)             902
     Income tax expense                                                           (62,404)            (288)
                                                                                ---------         --------
Income (loss) before cumulative effect of change in accounting principle          (73,123)             614
     Cumulative effect of change in accounting principle, net of tax              (41,700)              --
                                                                                ---------         --------
Net Income (Loss)                                                                (114,823)             614
Preferred stock dividends, deemed dividends, accretion of discount, and
     redemption premium                                                             4,623            4,089
Net loss attributable to common stockholders                                    $(119,446)        $ (3,475)
Basic and diluted loss per common share
        before the cumulative effect of change in accounting principle          $   (2.14)        $  (0.10)
Basic and diluted loss per common share                                         $   (3.28)        $  (0.10)
Weighted average common shares outstanding                                         36,380           35,205

                               CUMULUS MEDIA INC.
                 RECONCILIATION BETWEEN HISTORICAL GAAP RESULTS
                AND PRO FORMA RESULTS FOR THE THREE MONTHS ENDED
                                 MARCH 31, 2002
                             (DOLLARS IN THOUSANDS)

                                                                        Historical                            Pro Forma
                                                                           GAAP           Adjustments          Results
                                                                        ----------        -----------         ---------
Net Revenue                                                               $44,948          $9,276  (1)         $54,224
Station Operating Expenses                                                $33,439          $5,440  (2)         $38,879
BCF                                                                       $11,509          $3,836              $15,345
Corporate Overhead                                                         $3,548              --               $3,548
EBITDA                                                                     $7,961          $3,836              $11,797

(1) Reflects the addition of Aurora Communications and DBBC for the three months ended March 31, 2002 ($9,501), offset by the elimination of revenues from Broadcast Software International ($225).

(2) Reflects the addition of Aurora Communications and DBBC for the three months ended March 31, 2002 ($5,718) offset by the elimination of operating expenses from divested markets or businesses ($2) and Broadcast Software International ($276).

                                 CAPITALIZATION
                             (DOLLARS IN THOUSANDS)

                                                        MARCH 31, 2002    MARCH 31, 2002
                                                            ACTUAL         PRO FORMA (3)
                                                        --------------    --------------
Cash and cash equivalents                                 $   15,196        $   10,000
                                                          ==========        ==========
Long-term debt, including current maturities:
   Bank Debt and Other Secured Debt                          289,800           287,500
   Senior Subordinated Notes                                 160,000           160,000
   Other                                                         299               299
                                                          ----------        ----------
       Total long-term debt                                  450,099           447,799
                                                          ----------        ----------

13.75% Series A Redeemable Preferred Stock                   139,112           134,489

Total Stockholders' equity                                   515,964           515,964
                                                          ----------        ----------

       Total capitalization                               $1,105,175        $1,098,252
                                                          ==========        ==========

(3) Pro Forma for retirement of Engles note payable in April 2002 and for the payment of cash dividends on Series A Preferred Stock on April 1, 2002.

CUMULUS MEDIA INC.
First Quarter 2002 Quarter Results
BCF Margin Composition Analysis
(dollars in thousands)

The following analysis of our market portfolio separates each market into one of six categories based upon trailing twelve month BCF performance for analytical purposes only. We believe this analytical distribution of our markets is helpful in assessing the portfolio's financial and operational development.

PRO FORMA FOR THE TRAILING TWELVE MONTHS ENDED MARCH 31, 2002:

      BCF MARGIN %            # OF MARKETS              REVENUE            BCF           AVERAGE BCF %
     -------------            ------------              --------         -------         -------------
        > 35.0%                    23                   $145,675         $65,311              44.8%
     25.0% to 34.9%                12                     40,686          12,008              29.5%
     20.0% to 24.9%                 3                      8,389           1,881              22.4%
     10.0% to 19.9%                 8                     20,924           2,941              14.1%
      0.0% to 9.9%                  3                      4,983             162               3.3%
         < 0.0%                     3                      3,925            (850)            (21.7)%
                                   --                   --------         -------             -----
        SUBTOTAL                   52                   $224,582         $81,453              36.3%
      Trade, Other                 --                     19,271           1,634               8.5%
                                                        --------         -------
         TOTALS                    52                   $243,853         $83,087              34.1%

PRO FORMA FOR THE TRAILING TWELVE MONTHS ENDED DECEMBER 31, 2001:

      BCF MARGIN %            # OF MARKETS              REVENUE            BCF           AVERAGE BCF %
     -------------            ------------              --------         -------         -------------
        > 35.0%                    22                   $138,463         $61,178              44.2%
     25.0% to 34.9%                11                     40,225          12,016              29.9%
     20.0% to 24.9%                 2                      6,001           1,420              23.7%
     10.0% to 19.9%                 9                     24,137           3,960              16.4%
      0.0% to 9.9%                  5                     10,525             673               6.4%
         < 0.0%                     3                      3,463           (464)             (13.4)%
                                   --                   --------         -------             ------
        SUBTOTAL                   52                   $222,814         $78,783              35.4%
      Trade, Other                 --                     19,286           1,584               8.2%
                                                        --------         -------
         TOTALS                    52                   $242,100         $80,367              33.2%

                                                 ACTIVITY FOR Q1 2002
                              MARKETS           MARKETS           MARKETS           NET CHANGE           MARKETS
      BCF MARGIN %          AT 12/31/01       MOVING OUT         MOVING IN         IN CATEGORY         AT 3/31/02
     -------------          -----------       ----------         ---------         -----------         ----------
        > 35.0%                 22                 0                 1                  1                  23
     25.0% to 34.9%             11                (1)                2                  1                  12
     20.0% to 24.9%              2                (2)                3                  1                   3
     10.0% to 19.9%              9                (3)                2                 (1)                  8
      0.0% to 9.9%               5                (2)                0                 (2)                  3
         < 0.0%                  3                 0                 0                  0                   3

         TOTAL                  52                (8)                8                  0                  52